Exhibit 99.1

MEMORANDUM

To:Directors and Section 16 Officers of Southern Missouri Bancorp, Inc.

From:Matthew T. Funke, President and Chief Administrative Officer

Date:August 14, 2025

Re:Notice of Blackout Trading Restriction Period (the “BTR Blackout Period”)

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Class of Securities Subject to the BTR Blackout Period

This notice is to inform you of significant restrictions on your ability to engage in transactions involving the common stock, par value $.01 per share, of Southern Missouri Bancorp, Inc. (the “Company”), together with any derivative security thereof including stock options (“SMBC Stock”), during the BTR Blackout Period described below. The additional restrictions during this period are imposed on the Company’s directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation Blackout Trading Restriction (“BTR”).

The purpose of this Notice is to inform you of the BTR Blackout Period related to the Southern Bank 401(k) Retirement Plan 401(k) (the “Plan”), during which you generally will be prohibited from effecting any direct or indirect transactions in SMBC Stock that you acquired in connection with your service or employment as a director or Section 16 officer of the Company. We are obligated under the Sarbanes-Oxley Act to provide you with this Notice, which contains specific information regarding the BTR Blackout Period. In addition, we are required to file this Notice with the SEC as part of a Form 8-K.

Reasons for BTR Blackout Period and Plan Transactions to be Suspended

The Plan will be migrated from the recordkeeping platform of American Funds to the recordkeeping platform of Fidelity Investments. The BTR Blackout Period is necessary to administratively transfer the individual accounts, including those accounts with SMBC Stock, onto the new recordkeeping platform. As a result of this migration, Plan participants and beneficiaries will temporarily be unable to:

(i)	purchase, sell or otherwise acquire or transfer funds into or out of any of the investment alternatives in the Plan, including SMBC Stock;

(ii)	change allocations for future contributions, make payroll percentage elections, or designate beneficiaries in the Plan;

(iii)	receive distributions or withdrawals from, or terminate their participation in, the Plan;

(iv)	receive loans from the Plan; or

(v)	make rollover contributions into the Plan.

Plan participants and beneficiaries have received a separate notice informing them of the blackout period in accordance with applicable law. The period of restriction applicable to Plan participants and beneficiaries matches the time frame in the BTR Blackout Period referenced below.

Length of Blackout Period

The BTR Blackout Period will begin on September 8, 2025 at 4:00 p.m. Eastern Time and is expected to end during the calendar week of October 12, 2025. If there is a change to the beginning or end dates of the BTR Blackout Period, SMBC will provide you with notice of such adjustment as soon as reasonably practicable. You may obtain, without charge, the actual beginning and ending dates of the BTR Blackout Period (including during the blackout period and for a period of two years after the ending date of the blackout period) and answers to other inquiries about the BTR Blackout Period, by contacting Alison Malin, Human Resources Officer, VP, 2991 Oak Grove Road, Poplar Bluff, Missouri 64836, or by calling (855) 452-7272.

Restrictions on Directors and Section 16 Officers During the BTR Blackout Period

Because participants and beneficiaries in the Plan will be unable to direct or diversify assets, including SMBC Stock during the BTR Blackout Period, SMBC’s directors and Section 16 officers will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the BTR Blackout Period.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, each of the Company’s directors and Section 16 officers are prohibited during the BTR Blackout Period from:

(i)	purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any SMBC Stock acquired in connection with his or her service or employment as a director or Section 16 officer;

(ii)	being awarded any “discretionary grant” of SMBC Stock, including options, units or other equity securities;

(iii)	exercising options, whether or not in combination with the sale of underlying shares of SMBC Stock;

(iv)	transferring an investment of SMBC Stock in the Plan;

(v)	liquidating a position in a security tied to the value of SMBC Stock; and

(vi)	enrolling in a plan or establishing or changing the deferral percentage in a plan that offers SMBC Stock as an investment alternative.

Please note the following:

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Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	There are exemptions for certain transactions including gifts, acquisitions in formula plans and other non-discretionary “automatic” transactions.

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Although you are permitted to engage in transactions involving SMBC Stock that were not acquired in connection with your service or employment as a director or officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

•	These restrictions apply regardless of whether you participate in the Plan.

If you engage in a transaction that violates these laws and regulations, you may be required to disgorge your profits from the transaction, and you may be subject to sanctions. Because of the complexity of the regulations and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving SMBC Stock during the BTR Blackout Period.